Exhibit 99.1

Secured Digital Revenue Up 53 Percent in 2006; Net Earnings Per Common Share
                          Climb 418 Percent

    SADDLE BROOK, N.J.--(BUSINESS WIRE)--April 18, 2007--Secured Digital Applications, Inc. (OTCBB:SDGL), a leading provider of outsourced business consulting services, today reported that its revenue had increased by 53 percent in 2006 to a record $36.95 million, while net income increased by more than 400 percent.

    In its annual report filed with the Securities and Exchange
Commission, the Company said that it had net earnings for the year ended December 31, 2006 of $657,384, or one cent per common share of stock, compared with a loss of four cents per share of common stock in 2005 on revenue of $24.19 million in 2005.

    Patrick Lim, Chairman and Chief Executive Officer of SDA, said the increase in revenue was due to increased sales in the company's multi-media production, security and information technology outsourcing businesses. "We continue to see improvement in the revenue generated by these core businesses," Lim said. "Management believes that as we move more directly into providing back-office functions for new customers, primarily in the United States and Australia, there is good potential for further expansion of our sales base."

    SDA, which provides outsourced multi-media production, technology consulting and securities services in Southeast Asia, released details of its strategy to expand its outsourcing activities into back office functions that include accounting and financial reporting, document management and accounts payable and receivable.

    The Company revealed that it had developed an integrated technology system, available to customers through ordinary internet connections, to manage accounting, document management and other "core" office functions, which will be offered with staffing provided through its offshore center in Malaysia. The technology package is scheduled for introduction this Spring, the company reported, and has been designed to meet the needs of small and medium-sized enterprises.

    "SDA believes that its outsourced business services product will provide a unique bridge between the best of American technology and a well-trained, but competitively priced Asia labor market," Lim explained. "Our goal is to make the same competitive tools enjoyed by major corporations available to the small and medium-sized US enterprises."

    The Company reported a significant increase in administrative and marketing expenses for 2006, with operating expenses increasing by about $1.2 million, from $1.42 million to $2.67 as a result of increased sales, marketing and general administrative expenses.

    SDA's results reflected the results of a reorganization completed in the third quarter of 2006 in which the company realigned its operating subsidiary and disposal of its retail computer and secured shipping operations. The results included several results of those discontinued operations as well as several extraordinary income items.

    About Secured Digital Applications, Inc:

    Secured Digital Applications, Inc. is a global provider of outsourced business services in media production, information technology, digital document management and trade management and consulting. The Company serves customers in Southeast Asia as well as the United States. The Company's media production includes content for television, the Internet and free-standing digital displays, and also designs and installs on-site multi-media presentations. SDA also develops and implements solutions for biometric security systems and business process applications. For more information, please visit www.digitalapps.net, www.eystar.com, www.sdawmedia.com and www.chinaseaco.com.

    Safe Harbor Statement:

    Information contained in this release includes forward-looking statements and information that is based on beliefs of, and information currently available to, management, as well as estimates and assumptions made by management. Forward-looking statements can be identified by the use of forward-looking terminology such as "believes", "expects", "is expected", "intends", "may", "will", "should", "anticipates", "plans" or the negative thereof. These forward looking statements often include forecasts and projections for future revenue and/or profits and are subject to revision and are not based on audited results. Forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to vary materially from historical results or from any future results expressed or implied in such forward-looking statements. Secured Digital Applications, Inc. does not undertake to update, revise or correct any forward-looking statements. Investors are cautioned that current results are not necessarily indicative of future results, and actual results may differ from projected amounts. For more complete information concerning factors that could affect the Company's results, reference is made to the Company's registration statements, reports and other documents filed with the Securities and Exchange Commission. Investors should carefully consider the preceding information before making an investment in the common stock of the Company.

    CONTACT: For Secured Digital Applications, Inc.
             Stephen Jones, 972-712-1039
             esjones1@aol.com